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                                                                Exhibit 5




To the Board of Directors of
Solutia Inc.


Re:   Registration Statement of Solutia Inc.
      (the "Company") on Form S-1


I have examined the Registration Statement on Form S-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission by Solutia Inc. (the "Company") to register the $600,000,000 principal amount of debt securities (the "Securities"). I am familiar with the proceedings heretofore taken, and the additional proceedings proposed to be taken, by the Company in connection with the authorization, registration, issuance and sale of the Securities. I am also familiar with the corporate proceedings relative to the incorporation and present corporate status of the Company.

Based on the foregoing, and subject to the proposed additional proceedings being taken as now contemplated prior to the issue of the Securities, I am of the opinion that the Securities, when sold, will, upon the issuance and sale thereof in the manner set forth in the Registration Statement, be legally issued and binding obligations of the Company.

I hereby consent to the use of this opinion as an Exhibit to the Registration Statement relating to the Securities, to the use of my name under the heading "Validity of Securities," and to the reference to Solutia's counsel in the "Commitments and Contingencies" notes in the Notes to Combined Financial Statements and Notes to Interim Combined Financial Statements in the related Prospectus. In giving this consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.



                                        KARL R. BARNICKOL
                                        General Counsel
                                        Solutia Inc.


St. Louis, Missouri
September 25, 1997